CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated July 1, 2019, relating to the financial statements and financial highlights of Monteagle Opportunity Equity Fund, a series of Monteagle Funds (the successor fund to Henssler Equity Fund, a series of Henssler Funds, Inc.), for the year ended April 30, 2019 and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

Cohen & Company, Ltd.

Cleveland, Ohio

August 23, 2019